Exhibit 99-d5

October 8, 2015

River Road Asset Management, LLC

Meidinger Tower, Suite 2000

462 South Fourth Street

Louisville, KY 40202

Re:	Sub-Investment Advisory Agreement between Aston Asset Management, LLC and River Road Asset Management, LLC dated June 30, 2014 (the “Sub-Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new series of Aston Funds to be called ASTON/River Road Focused Absolute Value Fund (the “New Series”).

Attached hereto is amended Schedule A to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date and initial term for the New Series. By acknowledging below, you agree to render the investment advisory and management services to the New Series under the terms of the Sub-Investment Advisory Agreement and the amended Schedule A attached hereto.

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Stuart D. Bilton
Name:	Stuart D. Bilton
Its:	Chief Executive Officer

Accepted this 12 day of October, 2015.

RIVER ROAD ASSET MANAGEMENT, LLC

By:	/s/ Thomas D. Mueller
Name:	Thomas D. Mueller
Its:	COO/CCO

SCHEDULE A

Fund	Effective Date	Initial Term

ASTON/River Road Dividend All Cap Value Fund	June 30, 2014	December 31, 2015

ASTON/River Road Small Cap Value Fund	June 30, 2014	December 31, 2015

ASTON/River Road Select Value Fund	June 30, 2014	December 31, 2015

ASTON/River Road Long-Short Fund	June 30, 2014	December 31, 2015

ASTON/River Road Focused Absolute Value Fund	October 30, 2015	October 29, 2017